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                                   SCHEDULE I
                                       to
                   SALES SUPPORT AGREEMENT DATED APRIL 1, 1999
                   -------------------------------------------

         Compensation Payable by The Penn Mutual Life Insurance Company
                                       to
                          Hornor, Townsend & Kent, Inc.
              Pursuant to Section 3 of the Sales Support Agreement
              ----------------------------------------------------




           Products                                       Compensation
           --------                                       ------------
Cornerstone VUL I, II, III and IV                3.75% of total of commission
Flexible Premium Adjustable Variable             paid (first year and renewal).
Life Insurance Policies and Variable
EstateMax I and II Last Survivor Flexible
Premium Adjustable Variable Life
Insurance Policies.





November 2000 Edition